Exhibit 99.1
FOR IMMEDIATE RELEASE:

TRUEBLUE REPORTS Q4 AND FULL YEAR 2012 RESULTS

TACOMA, WA. -- Feb. 6, 2013 -- TrueBlue, Inc. (NYSE:TBI) today reported revenue for the fourth quarter of 2012 of $345 million, a decrease of two percent compared to revenue of $350 million for the fourth quarter of 2011.  Net income for the fourth quarter of 2012 was $7.4 million, or $0.19 per diluted share, compared to net income of $7.6 million, or $0.19 per diluted share, for the fourth quarter of 2011.
Revenue for the full fiscal year of 2012 was $1.39 billion, an increase of six percent compared to $1.32 billion for 2011. Net income for 2012 was $33.6 million, or $0.84 per diluted share, compared to $30.8 million, or $0.73 per diluted share, the prior year.
“We had steady revenue growth of four percent this quarter, excluding the impact of one large project,” said TrueBlue CEO Steve Cooper. “Solid execution across our business, along with an improving construction market, contributed to our results. Our customers value the services we provide and we continued to expand our gross margin this quarter.”
Cooper added that TrueBlue also had another year of improved results from its safety practices and that the company is proud of its efforts to ensure that its temporary associates are working safely while providing services customers want.
“We remain optimistic about the outlook for the staffing industry as businesses increasingly look for a flexible workforce to increase productivity and control costs,” Cooper said. “We are also excited about the improving trends in construction and the demand it creates in many of the industries we serve.”
For the first quarter of 2013, TrueBlue estimates revenue in the range of $335 million to $345 million, and estimates net loss per diluted share of ($0.05) to $0.00.  This includes the operations from the purchase of substantially all of the assets of MDT Personnel, the third largest general labor staffing firm in the U.S., which TrueBlue announced today. More information about the transaction is contained in the company's 8-K also filed today.
Management will discuss fourth quarter 2012 results on a conference call at 6 a.m. (PT) today, Wednesday, Feb. 6, 2013. The conference call can be accessed on TrueBlue's web site: www.trueblue.com.
About TrueBlue
TrueBlue, Inc. is a leading provider of blue-collar staffing. In 2012, TrueBlue connected approximately 350,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline, and served approximately 140,000 businesses in the retail, wholesale, manufacturing, transportation, aviation, services, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue's website at www.trueblue.com.
Forward-looking Statements
This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include statements relating to our future financial condition and operating results, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements.  Examples of such factors can be found in our reports filed with the SEC, including the information under the heading 'Risk Factors' in our Annual Report on Form 10-K for the fiscal year ended Dec. 30, 2011 and in our quarterly reports on Form 10-Q subsequently filed. Any forward-looking statement speaks only as of the date on which it is made, and we assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, except as required by law.
Contacts:
Derrek Gafford, EVP & CFO
253-680-8214
Stacey Burke, VP of Corporate Communications
253-680-8291

TRUEBLUE, INC.
SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	13 Weeks Ended		52 Weeks Ended
	December 28,	December 30,	December 28,	December 30,
	2012	2011	2012	2011
Revenue from services	$344,614	$350,155	$1,389,530	$1,316,013
Cost of services	250,231	258,324	1,017,145	968,967
Gross profit	94,383	91,831	372,385	347,046
Selling, general and administrative expenses	79,215	76,755	300,459	282,828
Depreciation and amortization	4,734	4,395	18,890	16,384
Income from operations	10,434	10,681	53,036	47,834
Interest and other income, net	483	693	1,569	1,490
Income before tax expense	10,917	11,374	54,605	49,324
Income tax expense	3,502	3,810	20,976	18,533
Net income	$7,415	$7,564	$33,629	$30,791

Net income per common share:
Basic	$0.19	$0.19	$0.85	$0.73
Diluted	$0.19	$0.19	$0.84	$0.73
Weighted average shares outstanding:
Basic	39,549	39,404	39,548	41,961
Diluted	39,929	39,848	39,862	42,322

TRUEBLUE, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands)
	December 28,	December 30,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$129,513	$109,311
Accounts receivable, net	167,292	153,878
Other current assets	20,361	17,426
Total current assets	317,166	280,615
Property and equipment, net	58,171	56,239
Restricted cash and investments	136,259	130,498
Other assets, net	90,147	93,417
Total assets	$601,743	$560,769
Liabilities and shareholders’ equity
Current liabilities	$113,556	$112,289
Long-term liabilities	154,513	154,901
Total liabilities	268,069	267,190
Shareholders’ equity	333,674	293,579
Total liabilities and shareholders’ equity	$601,743	$560,769

TRUEBLUE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	52 Weeks Ended
	December 28,	December 30,
	2012	2011
Cash flows from operating activities:
Net income	$33,629	$30,791
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	18,890	16,384
Provision for doubtful accounts	6,994	6,638
Stock-based compensation	7,917	7,432
Deferred income taxes	3,091	(1,910)
Other operating activities	1,946	(473)
Changes in operating assets and liabilities:
Accounts receivable	(20,408)	(51,824)
Income taxes	(3,748)	3,513
Other assets	(1,214)	(1,244)
Accounts payable and other accrued expenses	1,524	5,423
Accrued wages and benefits	(182)	10,793
Workers' compensation claims reserve	3,746	4,537
Other liabilities	138	529
Net cash provided by operating activities	52,323	30,589

Cash flows from investing activities:
Capital expenditures	(17,826)	(9,707)
Change in restricted cash and cash equivalents	7,587	68,504
Purchase of restricted investments	(33,778)	(88,173)
Maturities of restricted investments	18,116	9,238
Other	(250)	(6,800)
Net cash used in investing activities	(26,151)	(26,938)

Cash flows from financing activities:
Purchases and retirement of common stock	(4,386)	(56,932)
Net proceeds from stock option exercises and employee stock purchase plans	4,164	1,131
Common stock repurchases for taxes upon vesting of restricted stock	(2,154)	(1,776)
Payments on other liabilities	(4,548)	(302)
Other	751	664
Net cash used in financing activities	(6,173)	(57,215)
Effect of exchange rates on cash	203	(278)
Net change in cash and cash equivalents	20,202	(53,842)
CASH AND CASH EQUIVALENTS, beginning of period	109,311	163,153
CASH AND CASH EQUIVALENTS, end of period	$129,513	$109,311